Exhibit 5.1

(214) 953-0053

August 14, 2006

Home Solutions of America, Inc.
1500 Dragon Street, Suite B
Dallas, Texas 75207

RE:          Registration Statement on Form S-3

Gentlemen:

We have served as counsel for Home Solutions of America, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Selling Stockholders") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed sale from time to time by the Selling Stockholders of a maximum of 5,053,632 shares (the "Shares") of common stock, $.001 par value, of the Company.

With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below.  Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.

Very truly yours,

 /s/ HALLETT & PERRIN, P.C.